Exhibit A

Joint Filing Agreement

The undersigned acknowledge and agree that the Statement on Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, $0.001 par value per share, of PureCycle Technologies, Inc. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned that is named as a reporting person in such filing without the necessity of filing an additional joint filing agreement. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This joint filing agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: July 18, 2021

SK GEO CENTRIC CO., LTD.

By:	/s/ Kyungsoo Na
Name: Kyungsoo Na Title: Chief Executive Officer and President

SK INNOVATION CO., LTD.

By:	/s/ Jun Kim
Name: Jun Kim Title: President and Chief Executive Officer